SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   November 7, 2008 (November 5, 2008)

AMC ENTERTAINMENT INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-8747	43-1304369
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

920 Main Street Kansas City, Missouri		64105
(Address of principal executive offices)		Zip Code

Registrant’s telephone number, including area code

(816) 221-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 5, 2008, certain subsidiaries of AMC Entertainment Inc. (“AMCE”) and Entretenimiento GM de Mexico S.A. de C.V. (“Entretenimiento) reached an agreement and entered into a definitive Stock Purchase Agreement (the “Agreement”) for the sale of the 100% ownership interest in Grupo Cinemex, S.A. de C.V. (“Cinemex”) and Symphony Subsisting Vehicle, S. de R.L. de C.V. (“Symphony”) owned by AMCE and its subsidiaries to Entretenimiento (the “Sale”).  Cinemex operates 44 theatres with 493 screens primarily in the Mexico City Metropolitan area.

The Agreement provides for the current stockholders of Cinemex and equity holders of Symphony to receive $315,000,000 decreased by the amount of net funded indebtedness of Cinemex of approximately $77,500,000 as of September 30, 2008 and other specified items in exchange for all of their equity interests in Cinemex and Symphony.  The amount of net funded indebtedness of Cinemex will fluctuate through the closing of the Sale depending on the amount of cash and cash equivalents of Cinemex at closing and the US dollar exchange rates for the Mexican peso.

The Sale, which is expected to close in the next 60 days, is subject to customary closing conditions, including approval by the Mexican Federal Competition Commission.  The Agreement provides that, upon termination of the Agreement without completing the Sale, AMCE may be obligated, under certain circumstances, to pay Entretenimiento liquidated damages of $50,000,000 and Entretenimiento may be obligated, under certain circumstances, to pay AMCE liquidated damages of $50,000,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC ENTERTAINMENT INC.

Date: November 7, 2008	/s/ Craig R. Ramsey
Craig R. Ramsey
Executive Vice President and
Chief Financial Officer